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Exhibit 10.14

ALLIANT TECHSYSTEMS INC.

EMPLOYMENT AGREEMENT
with
PAUL DAVID MILLER
As Amended and Restated as of March 31, 2003

        This amended and restated Employment Agreement (this "Agreement"), dated as of March 30, 2001, as amended and restated March 31, 2003, is entered into by and between Alliant Techsystems Inc., a Delaware corporation (the "Company"), and Paul David Miller (the "Executive").

RECITALS:

        WHEREAS, the Company and the Executive entered into an employment agreement, dated January 1, 1999;

        WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue in the employment of the Company upon the amended and restated terms and conditions and in the capacities set forth herein;

        WHEREAS, the Company and the Executive executed that certain Restricted Stock Agreement, with a grant date of January 1, 1999, a copy of which is attached hereto;

        WHEREAS, the Company and the Executive executed that certain Non-Qualified Stock Option Agreement, with a grant date of January 1, 1999, a copy of which is attached hereto;

        WHEREAS, the Company and the Executive executed that certain Non-Qualified Stock Option Agreement, with a grant date of December 21, 1999, a copy of which is attached hereto;

        WHEREAS, the Company and the Executive executed those certain Performance Share Agreements, with a grant date of May 10, 1999, a copy of which are attached hereto;

        WHEREAS, the Company and the Executive executed that certain Performance Share Agreement, with a grant date of March 20, 2000, a copy of which is attached hereto;

        WHEREAS, the Company and the Executive executed that certain Restricted Stock Agreement, with a grant date of January 23, 2001, a copy of which is attached hereto;

        WHEREAS, the Company and the Executive executed that certain Non-Qualified Stock Option Agreement, with a grant date of January 23, 2001, a copy of which is attached hereto;

        WHEREAS, the Company and the Executive executed that certain Performance Share Agreement, with a grant date of April 1, 2001, a copy of which is attached hereto;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.    Employment and Term of Employment.    Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, as Chairman of the Board and Chief Executive Officer of the Company for a term beginning on January 1, 1999 (the "Effective Date") and ending on September 30, 2003, as Chairman of the Board and as an employee (but not in an executive officer capacity) from October 1, 2003 through March 30, 2004, and as an employee (but not in an executive officer capacity) thereafter until March 31, 2004 (the "Expiration Date," with the term from January 1, 1999 through the Expiration

Date being the "Term of Employment"). The foregoing notwithstanding, if either party gives a valid Notice of Termination pursuant to Section 6 hereof, the Term of Employment shall not extend beyond the expiration date specified in such Notice of Termination.

2.    Scope of Employment.

        (a)   During the Term of Employment but not after September 30, 2003 (the "Executive Service Term"), the Executive shall have and may exercise all the powers, duties and functions as are normal and customary for the Chairman of the Board and Chief Executive Officer and that are consistent with the responsibilities set forth with respect to such positions in the Company's bylaws, and the Executive shall also perform such other duties not inconsistent with such positions as are assigned to him, from time to time, by the Board of Directors of the Company (the "Board"). During the Executive Service Term, the Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. During the Term of Employment after the Executive Service Term, the Executive will serve as a Chairman of the Board, until March 30, 2004, and as an employee until March 31, 2004, and shall have and may exercise all the powers, duties and functions as are normal and customary for the Chairman of the Board and that are consistent with the responsibilities set forth with respect to such position in the Company's bylaws for so long as he is serving in that capacity. It is understood, however, that, during the periods after the Executive Service Term, (i) Executive will not be serving as an executive officer or performing the functions thereof, (ii) Executive will not be required to be present at offices of the Company on a day-to-day basis, and (iii) Executive will not be required to devote full time to the performance of his duties, but will devote such business time as he reasonably determines is necessary to perform such duties.

        (b)   If and only if it is mutually agreed to by Executive and the Company, Executive's service as Chairman of the Board (but not in an executive officer capacity) may be extended beyond March 30, 2004, subject to such terms as may be then agreed to by the parties.

        (c)   During the Executive Service Term, the Executive agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Company.

3.    Compensation.    During the Term of Employment, in consideration of the Executive's services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof:

          (a)   Through March 31, 2001, the Executive shall receive a salary at the rate of $600,000 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company's employment practices, but not less than monthly), provided that such salary may not be reduced at any time. During the period beginning April 1, 2001 through March 31, 2003, the Executive shall receive a salary at the rate of $700,000 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company's employment practices, but not less than monthly). During the period beginning April 1, 2003 through the remaining Term of Employment, the Executive shall receive a salary at a rate of $800,000 per year (payable at such regular intervals as other employees of the Company are compensated in accordance with the Company's employment practices, but not less than monthly), which amount shall be subject to review by the Board from time to time and may be adjusted at its direction, provided that such salary may not be reduced at any time. In addition, the Company shall reimburse the Executive for his reasonable and documented expenses incurred in connection with the business of the Company in accordance with the Company's normal procedures.

          (b)   The Executive shall be entitled to participate in certain long-term performance incentive programs and to receive Performance Shares (as defined herein) in connection therewith. Performance Shares are shares of Common Stock that become payable at a certain future date if certain performance goals are achieved. Each Performance Share grant will define the number of

  Performance Shares to be granted for performance that corresponds to "threshold," "target" and "outstanding" performance. Performance less than "threshold" results in no shares earned and paid; the actual number of shares earned and delivered for performance between "threshold" and "outstanding" is based on linear interpolation; the maximum shares available for payment is the number of shares corresponding to "outstanding" performance. The Executive will be entitled to participate in any future long-term performance incentives offered to other executive officers. The foregoing notwithstanding, during the portion of the Term of Employment after March 31, 2003, the Company will not be obligated hereunder to grant to Executive new Performance Shares, stock options or other long-term equity awards (although previously granted Performance Shares, stock options or other awards will not be affected by this provision).

          (c)   All shares delivered to the Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to such conditions on transfer as may be required under the Securities Act of 1933, as amended (the "Act") and may bear a legend to such effect.

          (d)   The Company shall pay the Executive an annual incentive bonus ("Incentive Bonus") in each fiscal year of the Company during which the Executive is (1) employed by the Company for at least three months during such fiscal year, and (2) the Company's performance during that fiscal year equals or exceeds the performance goals set by the Board for such fiscal year. The Incentive Bonus will be paid at the same time such bonuses are paid to other executive officers of the Company. The Incentive Bonus for each applicable fiscal year ending prior to April 1, 2001, shall consist of $400,000 in cash if the Company achieves the performance goals set by the Board for such fiscal year and $800,000 if and to the extent the Company achieves a level of performance defined by the Board as "outstanding" (or a prorated amount if the Executive is employed for less than 12 months during the fiscal year). The Incentive Bonus for each applicable fiscal year ending after April 1, 2001 and prior to April 1, 2003, shall consist of $560,000 in cash if the Company achieves the performance goals set by the Board for such fiscal year and $1,120,000 if and to the extent the Company achieves a level of performance defined by the Board as "outstanding" (or a prorated amount if the Executive is employed for less than 12 months during the fiscal year). The Incentive Bonus for each applicable fiscal year ending after April 1, 2003, shall consist of $640,000 in cash if the Company achieves the performance goals set by the Board for such fiscal year and $1,280,000 if and to the extent the Company achieves a level of performance defined by the Board as "outstanding" (or a prorated amount if the Executive is employed for less than 12 months during the fiscal year).

4.    Additional Compensation and Benefits.

        (a)   As additional compensation for the Executive's services under this Agreement between the Executive and the Company, during the Term of Employment, the Company agrees to provide the Executive with the non-cash benefits provided by the Company to its other officers and key employees as they may exist from time to time (other than stock options and equity compensation). Such benefits shall include such leave or vacation time (not less than five weeks), medical and dental insurance, the Company's basic term life insurance and other health care benefits, and retirement and disability benefits as may hereafter be provided by the Company in accordance with its policies. The Company's normal basic term life insurance policy provides a death benefit of $1,500,000 (or any lesser amount, at the Executive's election) payable to a beneficiary or beneficiaries selected by the Executive. Payments and benefits under any program that provides for payments and benefits after termination of employment will be paid or provided to the Executive under the terms of such program during periods following the Term of Employment, including retiree medical benefits to be provided on the same terms as such benefits are provided to any similarly situated former employee.

        (b)   (i) In the event the Executive's employment hereunder shall automatically terminate on the Expiration Date, the Executive will be provided with monthly retirement benefits, commencing on the date of termination, under a non-qualified supplemental employees retirement plan (SERP) of the Company, equal to the excess, if any, of (A) over the sum of (B) and (C) as follows, assuming that such benefits are to be paid in the form of a single life only annuity without survivor benefits:

            (A)  Sixty percent (60%) of the Executive's Final Average Earnings, as such monthly amount is defined in the Aerospace Pension Plan except that, for purposes of this Agreement, such amount shall be determined by reference to the Executive's highest thirty-six (36) consecutive months (or if the Term of Employment is less than thirty-six (36) months, then such lesser number of months representing the number of full months in the Term of Employment) of earnings attributable to base salary and annual cash incentive bonus awards during the last sixty (60) consecutive months of the Term of Employment, provided that the Executive has reached 65 years of age upon such termination date; if the Executive has not reached 65 years of age upon such termination date, the amount of the retirement benefits under this Section 4(b)(i)(A) shall be reduced due to early commencement based on the Executive's age at the date of termination in accordance with the terms of the Aerospace Pension Plan;

            (B)  The monthly amount payable from the Aerospace Pension Plan, assuming that such payment commences on the first of the month following the date of termination and benefits are to be paid in the form of a single life only annuity without survivor benefits;

            (C)  The monthly amount payable from the Executive's United States military retirement or pension plans, assuming the form of such benefit as in effect as of the Effective Date;

           (ii)  In the event the Company terminates the Executive's employment without Cause, the Executive terminates his employment for Good Reason as defined in Section 4(b)(ix) below (other than a Qualifying Termination, as defined in the Company's Income Security Plan), or the Executive's employment is terminated as a result of the Executive's death or Disability prior to the Expiration Date, the Executive will commence to receive retirement benefits described under Section 4(b)(i) upon such termination but the Executive's age shall be determined as if the Executive had reached the age the Executive would have reached on the Expiration Date;

          (iii)  In the event the Company terminates the Executive's employment for Cause during the Term of Employment, the Executive shall not be entitled to receive the amounts described in Section 4(b)(i) and all such amounts shall be forfeited;

          (iv)  In the event the Executive terminates his employment for other than Good Reason prior to April 1, 2002, the Executive shall not be entitled to receive the amounts described in Section 4(b)(i) and all such amounts shall be forfeited;

           (v)  If the Executive terminates his employment for other than Good Reason following March 31, 2002, but prior to the Expiration Date, the Executive will receive retirement benefits described in Section 4(b)(i) based on the Executive's age as of such date of termination;

          (vi)  If, after March 31, 2003, the Executive's employment is terminated by the Company without Cause or is automatically terminated upon the Expiration Date, or the Executive terminates his employment for Good Reason (other than a Qualifying Termination, as defined in the Company's Income Security Plan) or as a result of the Executive's death or Disability, and the Executive has reached 61 years of age upon such termination date, the Executive will receive retirement benefits described under Section 4(b)(i) based on the assumption that the Executive had reached 65 years of age upon such termination date;

         (vii)  In the event of a Qualifying Termination, as defined in the Company's Income Security Plan, the Executive will receive retirement benefits described in Section 4(b)(i), incorporating any provisions of the Income Security Plan that may affect the determination of such amounts, and such amounts will become payable to the Executive in a single lump sum, utilizing the same assumptions necessary for making such determinations as set forth in the Aerospace Pension Plan as in effect immediately prior to the Change of Control, as defined in the Company's Income Security Plan;

        (viii)  Except as provided in Section 4(b)(vii) or as otherwise elected by the Executive pursuant to this Section 4(b)(viii), the retirement benefits described in this Section 4(b) shall be paid as follows: (a) forty-nine percent (49%) of the total amount payable shall be paid as a monthly and 50% joint and survivor annuity benefit in accordance with the terms and conditions of the Aerospace Pension Plan and (b) the remaining fifty-one percent (51%) shall be payable in a single lump sum, utilizing the same assumptions necessary for making such determinations as set forth in the Aerospace Pension Plan. However, the Executive may elect, at least one year prior to the time at which the Executive is entitled to receive such benefits, to receive such benefits hereunder in any other actuarially equivalent form of benefits, including one hundred percent (100%) of the total amount in a single lump sum, utilizing the same assumptions necessary for making such determinations as set forth in the Aerospace Pension Plan;

          (ix)  For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, unless Executive has agreed in writing that such occurrence shall not constitute "Good Reason":

            (A)    Change of Compensation.    A reduction by the Company in the Executive's annual base salary or target annual incentive bonus (as in effect on the Effective Date of this Agreement or as such amounts which may have been increased from time to time) or the aggregate dollar value of the Executive's Stock Award or Performance Cash Award, as those terms are defined in the Income Security Plan (determined in accordance with the Company's policies and procedures based on the Executive's annual base salary and award parameters in effect on the Effective Date of this Agreement or as such amounts may have been increased from time to time), below the rate or value thereof, or the failure by the Company to continue the Executive's eligibility in any welfare benefits or retirement plans in which the Executive was participating on the Effective Date or such later date unless such welfare benefits or retirement plans are terminated by the Company in their entirety, and the elimination of eligibility affects all participants inside such plan, or the Executive is permitted to participate in other plans providing the Executive with materially comparable welfare benefits and in materially comparable retirement plans; provided, however, that the absence of new grants of Executive Stock Awards or other equity compensation after March 31, 2003, if not in violation of this Agreement, shall not be deemed Good Reason for purposes of this Agreement or reason for a "Qualifying Termination" within the meaning of the Income Security Plan.

            (B)    Change of Location.    The Company requiring the Executive to be based anywhere other than the Executive's work location on the Effective Date, or such other location to it may be changed thereafter with the Executive's consent, or a location within fifty (50) miles from such location; unless such relocation is agreed to in writing by both the Company and the Executive, or is otherwise permitted by the terms of this Agreement; or

            (C)    Change of Position.    The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose (i) the change in position explicitly provided for in Section 1 (which likewise shall not constitute reason for a "Qualifying Termination" under the Income Security Plan) and (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

  A termination pursuant to this Section 4(b)(ix) shall not be deemed a termination for Good Reason unless the Company receives written notice of such termination from the Executive within sixty (60) days after the occurrence of the events constituting the Executive's reason for such termination and the Company does not within thirty (30) days after receipt of such notice cure the stated reason therein.

        (c)   The Executive, in his reasonable discretion, is authorized to participate in the Company's flexible Perquisite Program, which includes reasonable expenditures such as first class airfare upgrades, airline club memberships, staff entertainment, spousal travel, the purchase or lease of an automobile, a home security system and a home computer. Under the Program, the Company will reimburse the Executive quarterly for reasonable expenses incurred by the Executive in furtherance of the Company's business, provided that (i) the Company shall not reimburse the Executive for expenses to the extent of any income tax benefit realized by the Executive with respect thereto, (ii) amounts payable under this paragraph (c) shall not exceed a total of $20,000 per annum (or other amount as may be determined by the Personnel and Compensation Committee) and (iii) such expenses are incurred in accordance with policies of the Company as they may exist from time to time, and submission to the Company of adequate documentation in accordance with federal income tax regulations and administrative pronouncements.

        (d)   During the Term of Employment and for a period of three years after termination of employment hereunder, the Company will pay up to $15,000 during any calendar year (such amount to be prorated in the case of a partial calendar year) for financial counseling services for the Executive, and the Company will also pay to the Executive an amount (if any) which is necessary to put the Executive in the same position with respect to his total federal, state and local income liability as he would have been in had the payments under this paragraph (d) not been made.

5.    Relocation Expenses.    In connection with the Executive's employment by the Company:

          (a)   The Company shall pay 100% of the Executive's reasonable costs in moving the Executive, his family and possessions, after March 31, 2002, from the Executive's home in Minneapolis, Minnesota, to a home selected by the Executive anywhere in the continental United States. All payments pursuant to this paragraph (a) shall be increased to the extent necessary so that the amount received by the Executive net of all applicable federal, state and local taxes is equal to the cost or expense being reimbursed.

          (b)   The Company shall reimburse the Executive for real estate commissions and other reasonable closing costs and reasonable attorney's fees customarily borne by sellers in connection with the sale of the Executive's home in the Minneapolis, Minnesota area after March 31, 2002, and pay the Executive the difference between the sale price of such home and the Executive's original purchase price, if former is higher than latter.

          (c)   Alternatively to (b) above, at the option of the Executive, the Company will purchase the Executive's existing home in the Minneapolis, Minnesota area. Under this paragraph (c), the purchase price of the Executive's home shall be the greater of an amount determined according to the Company's Home Purchase Option Program, or the Executive's original purchase price.

6.    Termination.

        (a)    General.    The Executive's employment hereunder shall automatically terminate on the earlier of his death or the Expiration Date. The Executive may, at any time prior to the Expiration Date, terminate his employment hereunder for any reason by delivering a Notice of Termination (defined below) to the Board. The Company may, at any time prior to the Expiration Date, terminate the

Executive's employment hereunder for any reason by delivering a Notice of Termination to the Executive, provided that in no event shall the Company be entitled to terminate the Executive's employment prior to the Expiration Date unless the Board shall duly adopt by the affirmative vote of a least a majority of the entire membership of the Board, a resolution authorizing such termination and stating whether such termination is for Cause (defined below). As used in this Agreement, "Notice of Termination" means a notice in writing purporting to terminate the Executive's employment in accordance with this Section 6, which notice shall (i) specify the effective date of such termination (not prior to the date of such notice) and (ii) in the case of a termination by the Company for Cause or Disability or a termination by the Executive for Good Reason or Disability, set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis for such termination.

        (b)    Automatic Termination on Expiration Date or Death.    In the event the Executive's employment hereunder shall automatically terminate on the Expiration Date or as a result of the Executive's death, the Executive shall only be entitled to receive, to the extent applicable, (i) all unpaid compensation accrued as of the termination date pursuant to Section 3 hereof, (ii) all unused vacation time accrued by the Executive as of the termination date, (iii) all amounts owing to the Executive under Section 4(b), (iv) all amounts owing to the Executive under Section 4(c) hereof, and (v) those benefits under Section 4 which are required under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other laws. The amounts described in clauses (i), (ii), and (iv) of the foregoing sentence shall be paid to the Executive in a lump sum payment promptly after the Expiration Date or such termination date.

        (c)    Termination by Company for Cause.    If the Company terminates the Executive's employment for Cause, the Executive shall only be entitled to receive the compensation and other payments described in paragraph (b) above (however, Section 4(b)(iii) governs with respect to payments under any SERP), such compensation and other payments to be paid as if the Executive's employment had automatically terminated without the giving of any Notice of Termination. As used in this Agreement "Cause" shall mean (i) any material failure of the Executive to perform his duties specified in Section 2 of this Agreement (other any such failure resulting from the Executive's incapacity due to Disability) after written notice of such failure has been given to the Executive by the Board and such failure shall have continued for 30 days after receipt of such notice, (ii) gross negligence or willful or intentional wrongdoing or misconduct, (iii) a material breach by the Executive of any confidentiality or non-competition agreement between the Executive and the Company, or (iv) conviction of the Executive of a felony offense or a crime involving moral turpitude.

        (d)    Termination for Disability.    If the Executive's employment is terminated by either the Company or the Executive on account of Disability (defined below), the Executive shall only be entitled to receive the compensation and other payments described in paragraph (b) above, such compensation and other payments to be paid as if the Executive's employment had automatically terminated without the giving of any Notice of Termination. In addition, the Company shall provide the Executive such other disability benefits as may hereafter be provided by the Company in accordance with its policies, as they may exist from time to time. As used herein, "Disability" means any physical or mental condition of the Executive that (i) prevents the Executive from being able to perform the services required under this Agreement, (ii) has continued for at least 180 consecutive days during any 12-month period and (iii) is reasonably expected to continue.

        (e)    Termination Upon Change of Control.    If the Executive's employment terminates either by the Company or by the Executive subsequent to a Change of Control, as defined in the Company's Income Security Plan, the Company shall pay the Executive the compensation and other payments, including vesting of restricted shares and stock options, described in the Income Security Plan.

7.    Non-exclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the date of termination of the Executive's employment under this Agreement shall be payable in accordance with such plan or program.

8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota. Venue and jurisdiction of any act or omission relating to this Agreement shall lie in Hennepin County, Minnesota.

9.    Notice.    Any notice, payment, demand or communication required or permitted to be given by this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally or if sent by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address set forth below such party's signature to this Agreement or to such other address as has been furnished in writing by such party for whom the communication is intended. Any such notice be deemed to be given on the date so delivered.

10.    Severability.    In the event any provisions hereof shall be modified or held ineffective by any court, such adjudication shall not invalidate or render ineffective the balance of the provisions hereof.

11.    Entire Agreement.    This Agreement constitutes the sole agreement between the parties with respect to the employment of the Executive by the Company and supersedes any and all other agreements, oral or written, between the parties.

12.    Amendment and Waiver.    This Agreement may not be modified or amended except by a writing signed by the parties hereto. Any waiver or breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other terms or conditions, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or any other provision hereof.

13.    Assignment.    This Agreement is a personal employment contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned or pledged. The Company may assign its rights under this Agreement to (i) any entity into or with which the Company is merged or consolidated or to which the Company transfers all or substantially all of its assets or (ii) any entity, which at the time of such assignment, controls, is under common control with, or is controlled by the Company, provided that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably acceptable to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession had not taken place.

14.    Successors.    This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above and intend that this Employment Agreement have the effect of a sealed instrument.

Date:	April 2003	/s/ Paul David Miller
Date:	May 2003	ALLIANT TECHSYSTEMS INC.
		By:	/s/
		Name:	Ann D. Davidson
		Title:	Vice President and General Counsel

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  Exhibit 10.14
ALLIANT TECHSYSTEMS INC. EMPLOYMENT AGREEMENT with PAUL DAVID MILLER As Amended and Restated as of March 31, 2003